Exhibit 99.1

Blueknight Provides 2020 Guidance and Fourth Quarter and Full Year 2019 Results

Highlights

•

Fourth quarter net income of $4.3 million, operating income of $7.9 million, and Adjusted EBITDA of $16.0 million; full year net income of $18.4 million, operating income of $34.2 million, and Adjusted EBITDA of $63.6 million

•	Exceeded 2019 financial targets with fourth quarter and full year distribution coverage of 1.36 times and 1.20 times, respectively, and leverage ratio of 4.05 times
•	Balance sheet strengthened through strong business performance, cost efficiencies and disciplined capital management to position Partnership to settle Ergon put for $12.2 million on January 3, 2020
•	Business and cash flow uniquely positioned and expected to be stable in 2020; guiding to Adjusted EBITDA in-line with 2019, distribution coverage of approximately 1.2 times or greater, and leverage ratio 4.0 to 4.25 times by year end
•	Incremental revenue expected from increased demand for Cushing crude oil storage in 2020 and 2021 due to contango market fundamentals
•	Long-term strategy focused on terminalling solutions for infrastructure and transportation end markets:
○	Differentiated and leading terminalling platform within Asphalt and Cushing Storage, representing 95% of total operating margin in 2019
○	Fully-contracted, take-or-pay revenue with weighted average remaining contract term of approximately five years as of March 23, 2020
○	High-quality counterparties, with over 50% of revenues attributed to investment-grade companies
○	Minimal direct commodity exposure and dependence on U.S. upstream drilling activity

TULSA - March 25, 2020 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced its financial results for the three and twelve months ended December 31, 2019. Net income was $4.3 million for the fourth quarter of 2019, as compared to a net loss of $50.7 million for the same period in 2018. The increase was driven by 2018 impairment charges related to the Oklahoma pipeline system and the Cimarron Express pipeline project and stronger 2019 performance across the three crude oil business segments. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $16.0 million for the three months ended December 31, 2019, as compared to $13.9 million for the same period in 2018. The 15% year-over-year increase in Adjusted EBITDA was primarily due to stronger performance across the three crude oil business segments.

“I am proud to say the business performed well throughout the year and we accomplished many of our objectives in 2019. Our solid performance and capital discipline improved our financial profile considerably, resulting in decreasing leverage a full turn to 4.05 times, positive free cash flow after distributions and capital investments and solid distribution coverage of approximately 1.20 times for the full year,” said Mark Hurley, Chief Executive Officer.

“We are uniquely positioned for 2020 and beyond with our enhanced financial position, the recent increase in crude oil storage demand in Cushing and the fact that over 90% of our revenues in terminalling services, which represent 95% of our total operating margin, are supported by take-or-pay contractual agreements. In addition, the other key differentiating factor for us relative to traditional oil and gas midstream entities is that approximately 80% of our total operating margin is derived from our asphalt terminalling services segment which is linked to infrastructure and highway construction activity and not dependent on regional upstream activities. We believe this current market environment is an opportunity for Blueknight to showcase the stability and strength of its business and portfolio to existing and potential new investors.

“Looking forward, we are focusing efforts and our new long-term strategy on our core strengths and leading terminalling platform while reviewing strategic options for our crude oil pipeline and trucking businesses, including a potential joint venture or sale,” added Hurley. “The objective of any strategic actions taken would be to further reduce our leverage, maintain or improve distribution coverage and strengthen our focus on our core terminalling capability,” added Hurley.

SEGMENT RESULTS

Asphalt Terminalling Services. Total operating margin, excluding depreciation and amortization, decreased $0.8 million for the three months ended December 31, 2019, as compared to the same period in 2018 primarily due to shifting tank cleaning expenses to the fourth quarter of 2019.

Crude Oil Terminalling Services. Total operating margin, excluding depreciation and amortization, increased $0.6 million for the three months ended December 31, 2019, compared to the same period in 2018. The year-over-year increase was led by higher contracted storage and stronger throughput volume, an increase of 25% and 41%, respectively, versus the same period in 2018.

Crude Oil Pipeline Services. Total operating margin, excluding depreciation and amortization, increased $3.0 million for the three months ended December 31, 2019, compared to the same period in 2018 due to improved margins primarily in the Partnership’s crude oil marketing business and higher per barrel transportation fees despite lower fourth quarter 2019 volumes of approximately 20 thousand barrels per day.

Crude Oil Trucking Services. Total operating margin, excluding depreciation and amortization, increased $0.1 million for the three months ended December 31, 2019, compared to the same period in 2018. While average volumes decreased to approximately 23 thousand barrels per day for the fourth quarter of 2019, margins improved due to higher rates from longer hauls.

BALANCE SHEET AND CASH FLOW

For the three months ended December 31, 2019, distributable cash flow was $11.0 million, as compared to $6.7 million for the same period in 2018, a 66% increase year-over-year. Based on the Partnership’s most recent distribution announcement, distribution coverage was 1.36 times for the fourth quarter of 2019 versus 0.68 times for the same period in 2018. Net capital expenditures for the fourth quarter of 2019 were $3.3 million, which included $1.7 million of net maintenance capital.

The Partnership ended the fourth quarter of 2019 with total debt of $256.6 million, which resulted in a leverage ratio of 4.05 times, and $0.6 million of cash. Total availability under the credit facility was approximately $143.4 million, and availability subject to covenant restrictions was $60.0 million at year end 2019. On January 3, 2020, the Ergon put was settled in cash for approximately $12.2 million. As of March 23, 2020, total debt was $274.6 million, and cash was $3.0 million.

2020 OUTLOOK

For 2020, Blueknight expects to showcase and develop its unique strength and core competencies within the terminalling business, leveraging positive infrastructure and highway construction activity trends within the asphalt terminalling services segment and the current favorable contango WTI market structure for the crude oil terminalling services segment. Blueknight holds minimal direct commodity exposure and dependence on U.S. upstream drilling activity and production.

The Partnership expects to generate stable Adjusted EBITDA in-line with 2019 and positive free cash flow, underpinned by predominately take-or-pay fixed fee contracts with a weighted average remaining contract term of approximately 5 years and over 50% of revenues related to investment-grade companies. Blueknight expects to use internally generated cash flow to fully fund 2020 distribution payments and total expected capital expenditures of $9.5 million to $10.5 million, including maintenance capital expenditures of $7.5 million to $8.0 million. At the midpoint of the range, total expected capital expenditures for the year are approximately 20% lower than 2019. The Partnership also expects to end 2020 with a leverage ratio of 4.0 to 4.25 times and distribution coverage of 1.2 times or greater.

Successful execution of strategic options for the Partnership’s crude oil pipeline and trucking businesses could result in improved financial positioning and more liquidity to pursue risk-adjusted investments. Blueknight also intends to leverage its existing asset footprint of over 53 sites to continue to develop advanced, customized logistics terminalling solutions for infrastructure and transportation end markets and focus on growing its terminalling business in new, specialty niche markets.

CONFERENCE CALL

The Partnership will discuss fourth quarter and full year 2019 results and guidance for 2020 during a conference call tomorrow, Thursday, March 26, 2020, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the Investors section of the Partnership’s website at http://investor.bkep.com for 30 days.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019, to be filed with the SEC on March 26, 2020.

Results of Operations

The following table summarizes the Partnership’s financial results for the three and twelve months ended December 31, 2018 and 2019 (in thousands, except per unit data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2019	2018	2019

Service revenue:
Third-party revenue	$14,592	$14,482	$58,756	$61,811
Related-party revenue	4,351	3,796	22,131	16,053
Lease revenue:
Third-party revenue	10,658	10,686	42,067	41,712
Related-party revenue	5,377	5,264	25,961	20,443
Product sales revenue:
Third-party revenue	88,546	57,278	235,438	231,051
Related-party revenue	-	-	482	-
Total revenue	123,524	91,506	384,835	371,070
Costs and expenses:
Operating expense	26,593	24,963	113,890	103,289
Cost of product sales	53,283	19,250	126,776	83,319
Cost of product sales from related party	34,616	34,276	102,469	134,162
General and administrative expense	2,966	3,600	15,995	14,095
Asset impairment expense	52,437	160	53,068	2,476
Total costs and expenses	169,895	82,249	412,198	337,341
Gain (loss) on sale of assets	(151)	(1,312)	149	453
Operating income (loss)	(46,522)	7,945	(27,214)	34,182
Other income (expenses):
Other income	-	-	-	268
Gain on sale of unconsolidated affiliate	-	-	2,225	-
Interest expense	(4,177)	(3,581)	(16,860)	(15,975)
Income(loss) before income taxes	(50,699)	4,364	(41,849)	18,475
Provision for income taxes	(17)	24	198	63
Net income(loss)	$(50,682)	$4,340	$(42,047)	$18,412

Allocation of net income(loss) for calculation of earnings per unit:
General partner interest in net income(loss)	$(810)	$69	$(512)	$337
Preferred interest in net income	$6,279	$6,279	$25,115	$25,115
Net loss available to limited partners	$(56,151)	$(2,008)	$(66,650)	$(7,040)

Basic and diluted net loss per common unit	$(1.36)	$(0.05)	$(1.61)	$(0.17)

Weighted average common units outstanding - basic and diluted	40,398	40,816	40,348	40,755

The table below summarizes the Partnership’s financial results by segment operating margin, excluding depreciation and amortization for the three and twelve months ended December 31, 2018 and 2019 (dollars in thousands):

	Three Months Ended		Twelve Months Ended		Favorable/(Unfavorable)
Operating results	December 31,		December 31,		Three Months		Twelve Months
	2018	2019	2018	2019	$	%	$	%
Operating margin, excluding depreciation and amortization:
Asphalt terminalling services	$16,706	$15,925	$66,327	$60,360	$(781)	(5)%	$(5,967)	(9)%
Crude oil terminalling services	2,048	2,604	8,778	11,765	556	27%	2,987	34%
Crude oil pipeline services	(2,467)	541	(3,604)	3,298	3,008	122%	6,902	192%
Crude oil trucking services	159	266	(442)	410	107	67%	852	193%
Total operating margin, excluding depreciation and amortization	$16,446	$19,336	$71,059	$75,833	$2,890	18%	$4,774	7%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, and other select items which management feels decreases the comparability of results among periods. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures, cash paid for taxes and other select items which management feels decreases the comparability of results among periods. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands, except ratios):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2019	2018	2019
Net income(loss)	$(50,682)	$4,340	$(42,047)	$18,412
Interest expense	4,177	3,581	16,860	15,975
Income taxes	(17)	24	198	63
Depreciation and amortization	7,414	6,319	29,359	25,533
Non-cash equity-based compensation	465	304	2,284	1,183
Asset impairment expense	52,437	160	53,068	2,476
(Gain) loss on sale of assets	151	1,312	(149)	(453)
Other(1)	-	-	555	443
Adjusted EBITDA	$13,945	$16,040	$60,128	$63,632
Cash paid for interest	(3,928)	(3,333)	(16,088)	(15,150)
Cash paid for income taxes	12	(7)	(133)	(227)
Maintenance capital expenditures, net of reimbursable expenditures	(3,378)	(1,676)	(8,749)	(8,932)
Other(1)	-	-	(555)	(443)
Distributable cash flow	$6,651	$11,024	$34,603	$38,880

Distributions declared(2)	9,747	8,082	41,898	32,330
Distribution coverage ratio	0.68	1.36	0.83	1.20

___________________________

(1) Other for the twelve months ended December 31, 2018, includes fees related to an asset sale transaction.  Other for the twelve months ended December 31, 2019, relates to expenses incurred in relation to Ergon’s proposal to buy the outstanding partnership units.

(2) Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

	Three Months Ended		Twelve Months Ended		Favorable/(Unfavorable)
	December 31,		December 31,		Three Months		Twelve Months
	2018	2019	2018	2019	$	%	$	%
Total operating margin, excluding depreciation and amortization	$16,446	$19,336	$71,059	$75,833	$2,890	18%	$4,774	7%
Depreciation and amortization	(7,414)	(6,319)	(29,359)	(25,533)	1,095	15%	3,826	13%
General and administrative expense	(2,966)	(3,600)	(15,995)	(14,095)	(634)	(21)%	1,900	12%
Asset impairment expense	(52,437)	(160)	(53,068)	(2,476)	52,277	100%	50,592	95%
Gain (loss) on sale of assets	(151)	(1,312)	149	453	(1,161)	(769)%	304	204%
Operating income(loss)	$(46,522)	$7,945	$(27,214)	$34,182	$54,467	117%	$61,396	226%

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

Blueknight owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;
•

6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	611 miles of crude oil pipeline located primarily in Oklahoma and Texas; and
•	63 crude oil transportation vehicles deployed in Oklahoma, Kansas and Texas.

Blueknight provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil. Blueknight is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

Contact:

Investor Relations, (918) 237-4032

investor@bkep.com